UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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GREER BANCSHARES INCORPORATED

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 14, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Greer Bancshares Incorporated will be held on Thursday, May 14, 2009, at 3:00 p.m., local time, at the West Poinsett Street office of Greer State Bank, 1111 West Poinsett Street, Greer, South Carolina, for the following purposes:

1.	To elect four directors to hold office until the 2012 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.

2.	To consider and approve the following advisory (non-binding) proposal:

RESOLVED that the holders of common stock of Greer Bancshares Incorporated approve the compensation of the Company’s executives as described in the Summary Compensation Table and the other executive compensation tables and related discussion.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments of the meeting.

Only those shareholders of the Company of record at the close of business on March 20, 2009 are entitled to vote at the Annual Meeting or any adjournments thereof. A complete list of shareholders will be available at the Company’s offices prior to the meeting.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EACH SHAREHOLDER IS REQUESTED TO DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID, RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

By Order of the Board of Directors,

/s/ Walter M. Burch

Walter M. Burch
Greer, South Carolina	Chairman, Board of Directors
April 9, 2009	Greer Bancshares Incorporated

GREER BANCSHARES INCORPORATED

1111 West Poinsett Street

Greer, South Carolina 29650

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 14, 2009

Our Board of Directors is soliciting proxies for the 2009 Annual Meeting of Shareholders to be held on Thursday, May 14, 2009 at 3:00 p.m., local time. The meeting will be held at Greer State Bank’s West Poinsett Street office, 1111 West Poinsett Street, Greer, South Carolina for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate date of the mailing of this Proxy Statement and accompanying Proxy is April 9, 2009.

Who is Entitled to Vote; Other Voting Matters

The Board has set March 20, 2009 as the record date for the Annual Meeting. Only shareholders owning the Company’s common stock on that date will be entitled to vote at the meeting. At the close of business on that day, there were outstanding 2,486,692 shares of the Company’s common stock. Each share of common stock is entitled to one vote on all matters presented at the Annual Meeting. In accordance with the Company’s Articles of Incorporation, cumulative voting will not be permitted.

The presence, in person or by proxy, of the holders of one third of the total number of shares of common stock entitled to vote at the meeting is necessary to constitute a quorum at the meeting. Since many shareholders cannot attend the meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those shareholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the meeting may be adjourned in order to permit the further solicitation of proxies.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

Provided a quorum is established at the meeting, the election of directors will be determined by a plurality vote. Shareholders of the Company do not have cumulative voting rights. All other matters to be considered and acted upon at the Annual Meeting, including the advisory vote on executive compensation, require that the number of shares voted in favor exceed the number of shares voted against.

We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies on which brokers do not vote on some proposals but do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

Availability of Voting by Proxy; Revocability of Proxies

When you sign the proxy card, you appoint Gary M. Griffin, R. Dennis Hennett, Paul D. Lister and David M. Rogers, each of them individually, as your representatives at the meeting. Messrs. Griffin, Hennett, Lister and Rogers will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Griffin, Hennett, Lister and Rogers will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election of Directors,” and in favor of the proposal to approve the compensation of the Company’s executives. We are not aware of any other matters to be considered at the meeting. However, if any other matters properly come before the meeting, Messrs. Griffin, Hennett, Lister and Rogers will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

Solicitation of Proxies

The solicitation of proxies for our Annual Meeting is being made by the Board of Directors on behalf of the Company. We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist, by telephone or otherwise, in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 9, 2009.

We are mailing our 2008 Annual Report along with this proxy statement. The annual report contains financial statements reflecting our financial position and results of operations at and for the three years ended December 31, 2008. The annual report, however, is not part of this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 14, 2009

Along with this Proxy Statement, we have provided the Company’s Proxy and its 2008 Annual Report to Shareholders. The 2009 Proxy Statement and the Annual Report to Shareholders for the Year Ended December 31, 2008 are also available at www.cfpproxy.com/5853.

References

Throughout this document, we refer to Greer Bancshares Incorporated as “Greer Bancshares,” and its subsidiary, Greer State Bank, as the “Bank.” We refer collectively to Greer Bancshares and the Bank as “we” or the “Company.”

ELECTION OF DIRECTORS

Proposal 1 on the Proxy

General Information Regarding Election of Directors

The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The Board of Directors is currently comprised of 12 directors.

Shareholders will elect four nominees at the meeting to serve three-year terms, expiring at the 2012 annual meeting of shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected.

The Board of Directors recommends that you elect the four nominees identified below as directors. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Griffin, Hennett, Lister and Rogers will vote your proxy to elect these nominees. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Griffin, Hennett, Lister and Rogers will vote instead for a replacement to be recommended by the Board of Directors.

Identification of Nominees

The following table sets forth information concerning the four persons nominated to serve three-year terms as directors and the directors continuing in office.

Name	Age	Position or Office with the Company	Director Since
Nominees for Terms Expiring in 2012

Mark S. Ashmore	52	Director	2002

Harold K. James	57	Director	1988

Steven M. Bateman	50	Director	2007

Raj K. S. Dhillon	68	Director	2007

Continuing Directors with Three Year Terms Expiring in 2011

Gary M. Griffin	54	Director	1992

Kenneth M. Harper	44	Director, CEO	2004

R. Dennis Hennett	66	Director, Former CEO	1988

David M. Rogers	54	Director	1988

Continuing Directors with Three Year Terms Expiring in 2010

Walter M. Burch	67	Director, Chairman	1988

Paul D. Lister	64	Director	1988

C. Don Wall	65	Director	1988

Theron C. Smith, III	60	Director	2000

Experience of the Board of Directors

All directors have been engaged in their present occupations at least five years, except for Mr. Harper as indicated below.

Mr. Ashmore is President of Ashmore Bros., Inc./Century Concrete, a local paving company.

Mr. Bateman is a Certified Public Accountant, with his own local practice since 1994.

Mr. Burch was General Manager and Co-Publisher of The Greer Citizen, a local weekly newspaper, until September 30, 2006, when he sold his interest in the newspaper.

Mr. Dhillon was a mechanical and industrial engineer, and managed the engineering department for Hoechst Celanese, from which he retired in 2002. He currently is involved in land development and owns and operates motels.

Mr. Griffin is Vice President of Mutual Home Stores, a group of retail stores in the Greenville-Spartanburg area.

Mr. Harper was elected Chief Executive Officer of Greer Bancshares and the Bank effective February 1, 2008, upon the retirement of Dennis Hennett. Previously, he had served as President of the Bank since July 2004 and President of Greer Bancshares since January 2005. Mr. Harper has served on the Company’s Board of Directors since July of 2004.

Mr. Hennett retired effective February 1, 2008, after serving as Chief Executive Officer of Greer Bancshares since its inception in July 2001 and Chief Executive Officer of the Bank since its organization in August 1988.

Mr. James is Vice President of James Agency, Inc., a local insurance and real estate company.

Mr. Lister is a Certified Public Accountant, with a local practice.

Mr. Rogers is President of Joshua’s Way Inc., a local non-profit organization. He is also a lawyer with the firm of Carter, Smith, Merriam, Rogers & Traxler, P.A.

Mr. Smith is an optometrist, with a local practice.

Mr. Wall is a pharmacist and Vice President of Professional Pharmacy, Incorporated, located in Greer.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF ALL NOMINEES.

GOVERNANCE OF THE COMPANY

Our business and affairs are managed under the direction of the Board of Directors (the “Board”) in accordance with the South Carolina Business Corporation Act of 1988 and our Articles of Incorporation and Bylaws. Members of the Board are kept informed of our business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The corporate governance practices that we follow are summarized below.

Director Independence

The Company utilizes the rules of The NASDAQ Stock Market (the “NASDAQ Rules”) for determining the independence of its directors. The NASDAQ Rules define specific relationships that would disqualify a director from independence. Based on the rules, we have conducted an evaluation of director independence, based primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships, including those relationships described under “Certain Relationships and Related Transactions.” As a result of this evaluation, we have affirmatively determined that each of our directors who served during 2008 who was not an executive officer of the Company was and is “independent” for the purposes of NASDAQ Marketplace Rule 4200. Under the NASDAQ Rules, R. Dennis Hennett, our former Chief Executive Officer, and Kenneth M. Harper, our current Chief Executive Officer, would not be considered independent because of their service as executive officers of the Company.

In connection with this evaluation, we considered that in addition to the Bank providing lending and other financial services to directors, their immediate family members, and their affiliated organizations in the ordinary course of business, some directors and their affiliated entities provide services to the Company in the ordinary course of business. In particular, the following relationships were considered:

•

Carter, Smith, Merriam, Rogers & Traxler, P.A. provided professional legal services to the Company in 2008. David M. Rogers is an attorney with such firm. Mr. Rogers possesses no equity or voting interest in the firm, nor is he an officer thereof. The legal services provided to the Company were at prices and on terms comparable to those provided to the firm’s other clients.

•

Paul D. Lister is a registered investment adviser with Raymond James, through which the Bank’s investment division, Greer Financial Services, offers alternative investments to its customers. Mr. Lister refers prospective customers to Greer Financial Services, but does not receive any compensation for such referrals.

•

Harold K. James is a vice president and broker-in-charge of the James Agency, a local insurance and real estate company. The Bank has purchased property and casualty insurance coverage from Mr. James’ agency from time to time.

The amounts paid or received in the business transactions or relationships described above did not exceed the thresholds contained in the NASDAQ Rules, and we do not believe that any other prohibitions or restrictions under the rules were otherwise implicated. Also, we determined that these transactions and relationships would not otherwise impair the directors’ independence.

With respect to determining the directors’ independence, we also considered the following family relationships:

•	David Rogers is married to the sister of Roger Sims’ wife. Until his resignation on January 24, 2008, Mr. Sims headed up Greer Financial Services and was an executive officer of the Company.

•	Gary M. Griffin is the brother-in-law of William S. Harrill, Jr., a senior vice president of the Bank. For the purposes of such rules, Mr. Harrill is not deemed an “executive officer” of the Company.

None of these relationships are precluded by the NASDAQ Rules on director independence. Further, we do not believe these relationships would otherwise impair the independence of the applicable directors.

Code of Ethics

The Board of Directors has approved a Code of Ethics for our directors and senior officers. The Code of Ethics addresses such topics as the ethical handling of actual and apparent conflicts of interest; full, fair, accurate, timely and understandable disclosure in SEC filings and other public communications; compliance with laws; prompt reporting of ethics violations; and adherence to the Code. The Code of Ethics supplements our personnel policy guidelines for ethical conduct applicable to all employees.

Meeting Attendance

Board and Committee Meetings

The Board of Directors held 15 meetings in 2008. All of the directors attended at least 75% of the aggregate of such Board meetings and the meetings of each committee on which they served, with the exception of Mr. Dhillon, who missed eight of twenty-seven committee and board meetings.

Annual Meeting of Shareholders

Our policy regarding attendance by members of the Board of Directors at our annual shareholders’ meetings is that directors are expected to attend, unless there is an unavoidable conflict that prevents their attendance. All twelve of our directors attended the annual meeting in April 2008, except Mr. Wall, who was unable to attend.

Committees of the Board

Our Board of Directors has appointed a number of committees, including a compensation/human resources committee, corporate governance committee, and an audit committee.

Compensation/Human Resources Committee

Our compensation/human resources committee, which met four times in 2008, establishes and monitors our employee benefits program and personnel policies. The committee reviews annually the recommendations of executive management regarding administration of salaries and benefits costs. In 2008, the committee was comprised of Messrs. Griffin (Chairman), Dhillon, Hennett, James and Rogers. All except Mr. Hennett are considered to be independent under the NASDAQ Rules. On March 17, 2009, Mr. Hennett resigned from the committee in response to new federal TARP-related legislation (discussed below) which requires the Company to have a compensation committee comprised solely of independent directors. In addition, Mr. Harper, our President and Chief Executive Officer presented recommendations from executive management and participated in discussions affecting the compensation of all employees, except himself. The committee also administers our executive officer and director compensation plans. The 2005 Equity Incentive Plan is also administered by this committee, which decides awards of stock options to be granted to key employees.

In November 2007, the committee adopted a written charter. It was previously provided to our shareholders as an annex to our Proxy Statement for our 2008 Annual Meeting of Shareholders.

Corporate Governance Committee

Our corporate governance committee is responsible for issues relating to asset/liability management, technology and marketing. This committee also has the function of recommending to the Board nominees for election as directors. The current members of the corporate governance committee are Messrs. Ashmore (Chairman), Bateman, Burch Griffin and Hennett, each of whom is considered to be independent under the NASDAQ Rules, except Mr. Hennett. The committee met eleven times in 2008.

The corporate governance committee adopted a formal charter in 2006. The charter is not available on our website, but a copy is attached to this Proxy Statement as Annex A.

For directors previously elected by shareholders to serve on the Board and whose terms of service are expiring, the corporate governance committee considers whether to recommend to the Board the nomination of those directors for re-election for another term of service. The committee also considers whether to recommend to the Board the nomination of persons to serve as directors whose nominations have been recommended by shareholders.

Any shareholder may recommend the nomination of any person to serve on the Board. Our policy is to require a shareholder to submit the name of the person to the secretary of the Company in writing (i) with respect to an election to be held at an annual meeting of the shareholders, not less than 60 days nor more than 90 days prior to the anniversary date of the mailing of the proxy materials and/or notice for the immediately preceding annual meeting of shareholders. However, in the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, no more than 7 days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting, including the class and number of shares of the Company which are owned by the shareholder, and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”), had the nominee been nominated, or intended to be nominated, by the Board; and (iv) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Any person recommended for nomination as a director must, according to South Carolina law, own not less than 100 shares of Company stock.

The corporate governance committee considers a number of factors in determining whether to recommend to the Board the nomination of any person for election as a director. While no single factor is determinative, the following factors are considered by the corporate governance committee in considering any potential nominee:

•	educational background;

•	work experience;

•	character;

•	business acumen;

•	ability to grasp business and financial concepts;

•	knowledge or experience related to banking or financial services;

•	previous service on boards (particularly of public companies);

•	willingness and ability to devote time and energy to the duties of a director;

•	a desire and ability to help enhance shareholder value;

•	reputation in the community;

•	whether the nominee has any history of criminal convictions or violations of SEC rules;

•	actual or potential conflicts of interest; and

•	any other factor that the committee considers relevant to a person’s potential service on the Board of Directors.

The Board of Directors also considers the foregoing criteria in determining whether to nominate any person for election by the shareholders.

In determining whether to nominate any person for election by the shareholders, the Board assesses the appropriate size of the Board of Directors, consistent with the Bylaws of the Company, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates for director recommended by the corporate governance committee. Candidates may come to the attention of the committee or Board through a variety of sources including, but not limited to, current members of the Board, shareholders, or other persons. The corporate governance committee and Board of Directors consider properly submitted recommendations by shareholders who are not directors, officers, or employees of the Company on the same basis as candidates recommended by any other person.

The Company does not pay a third party to assist in identifying and evaluating candidates.

Audit Committee

The audit committee, which met four times in 2008, selects the Company’s independent auditors, determines the scope of the annual audit, determines whether the Company has adequate administrative, operational, and internal accounting controls, and determines whether the Company is operating according to established policies and procedures. The members of the audit committee are Messrs. Bateman (Chairman), Ashmore, James, Rogers, and Smith.

The Board has adopted a formal Audit Committee Charter which establishes the audit committee and its responsibility for engaging a qualified CPA firm to audit the Company’s financial statements annually to be presented to the shareholders. The committee’s charter was previously provided to our shareholders as an annex to our Proxy Statement for our 2008 Annual Meeting of Shareholders.

It is our policy that the committee be comprised of outside directors, who will ensure that the Company’s internal audit function is independent of Company management and the audit is performed competently. Each of the members of our audit committee is considered “independent” under Rule 4350(d) of the NASDAQ Marketplace Rules. The Board of Directors has also determined that Mr. Bateman, based on his qualifications, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.

Security Holders’ Communications with the Board

Any shareholder desiring to communicate with the Board of Directors, or with specific individual directors, may do so by writing to the secretary of the board, Gary Griffin, at Greer Bancshares Incorporated, Post Office Box 1029, Greer, South Carolina 29652. The secretary has been instructed to promptly forward all such communications to the individual to whom the correspondence is addressed.

Compensation of Directors

The following table summarizes the compensation paid to our non-employee directors during 2008. Included are directors’ fees paid or deferred, earnings on deferred compensation, imputed interest relating to life insurance, and premiums paid for long term care insurance. Beyond these, no other compensation was paid to any such director.

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid in Cash ($) (1)		Option Awards ($) (2)	Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Mark S. Ashmore	18,000		—	1,178	113	19,291

Steven M. Bateman	18,000		—	—	127	18,127

Walter M. Burch	20,400		—	—	789	21,189

Raj K. S. Dhillon	18,000	(5)	—	—	406	18,406

Gary M. Griffin	18,000		—	3,418	280	21,698

Harold K. James	18,000		—	4,221	363	22,584

Paul D. Lister	18,000		—	9,954	631	28,585

David M. Rogers	19,200		—	7,358	292	26,850

Theron C. Smith, III	18,000		—	487	173	18,660

C. Don Wall	18,000	(5)	—	9,660	730	28,390

[1]	Represents directors’ fees.
[2]

At December 31, 2008, our non-employee directors held options to purchase the following number of shares: Mr. Ashmore 1,500; Mr. Bateman 0; Mr. Burch 1,500; Mr. Dhillon 0; Mr. Griffin 10,500; Mr. James 12,000; Mr. Lister 1,500; Mr. Rogers 6,000; Mr. Smith 9,000; and Mr. Wall 9,000. No option awards were granted to directors in 2007 or 2008.

[3]

Represents above market earnings on the deferred compensation balances of each director pursuant to our Directors’ Deferred Compensation Plan. Above-market earnings represent interest earned on the deferred balance exceeding 120% of the applicable federal long-term rate, with annual compounding, as prescribed under section 1274(d) of the Internal Revenue Code.

[4]	Reflects imputed income and amounts paid for premiums with respect to Bank-owned life insurance and long-term care coverage.
[5]	In 2009 Mr. Dhillon refunded $3,000 and Mr. Wall refunded $1,500 of the fees received in 2008 to comply with the Board’s policy regarding payment of Board fees.

Employee Directors

Our President and Chief Executive Officer, Mr. Kenneth Harper, serves on our Board of Directors. Our Former CEO, Mr. Dennis Hennett, whose retirement as CEO became effective February 1, 2008, also serves on our Board of Directors. In such capacities, they receive certain directors’ fees in 2008 and participate in the Directors Deferred Compensation Plan. This compensation is treated under “Executive Compensation.”

Base Compensation

During 2008, all directors except the Chairman received $1,500 for each regular meeting of the Board of Directors. The Chairman of the Board of Directors received $1,800 for each regular meeting held in 2008. Directors are not compensated for committee meetings or special board meetings. Fees are not paid for subsequent meetings in a calendar year if a director misses more than two regularly scheduled board meetings.

Reduction in Directors’ Fees

The Board has reduced Board fees for 2009. In 2009 directors will receive $1,100 per regular Board meeting and the Chairman will receive $1,400 per regular meeting. This is a reduction of $400 per meeting. Directors will continue to receive no compensation for committee or special board meetings.

Directors’ Deferred Compensation Plan

On October 19, 1995, we established a Deferred Compensation Plan for Directors or the “Directors’ Plan.” The purpose of the Directors’ Plan is to allow members of our Board of Directors to defer receipt of some or all of the fees payable for their service as directors. The effective date of the Directors’ Plan was January 1, 1996.

Each year, a director may voluntarily elect to defer some or all of these fees. Once a director elects to make a deferral, the Board will establish an unfunded deferred compensation account (the “Account”) for that participating director. The Account serves only to measure the amounts deferred and any earnings on deferred amounts. It is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Title to and beneficial ownership of the assets in each Account will at all times remain with the Company. Any participating director (or beneficiary) is a general unsecured creditor of the Company for payment.

A deferral election remains in effect for succeeding years unless the participating director amends or terminates his election. Payment of the amounts in the Account will be paid in a lump sum or over a period of five, ten, fifteen, or twenty years under terms set forth in the Directors’ Plan. The method of payment must be elected at the time each director elects to participate in the Directors’ Plan. A participating director may also apply for and receive, at the Board’s discretion, a lump sum payment from the Account in the event of an unforeseeable emergency.

The Directors’ Plan may be terminated at any time upon a majority vote of our Board. If terminated, we will pay in a lump sum amount the entire balances in each Account to the participating directors on the sixtieth day following the date of termination.

On December 21, 2006, the Bank’s Board of Directors approved two sets of amendments to the Directors’ Plan. The first set of amendments, having an effective date of January 1, 2005, was made so that the Directors’ Plan would comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (including regulations, “Section 409A”).

The second set of amendments, having an effective date of January 1, 2007, created a two-tiered deferred compensation system by categorizing all deferrals as either Tier 1 or Tier 2 deferrals.

Tier 1 deferrals: All fees deferred prior to January 1, 2007 are considered Tier 1 deferrals. For every succeeding year, the first $9,000 of annual fees deferred by a director who has at least three (3) years of service on the Board (including service prior to January 1, 2007) will be considered Tier 1 deferrals. Any director participating in the Directors’ Plan as of December 31, 2006 will be eligible to make Tier 1 deferrals, regardless of length of service. The amounts in the accounts comprised of Tier 1 deferrals have an annual rate of return equal to 80% of our return on average equity for the previous year, provided that such rate of return shall not be less than 5% nor greater than 10% in any year.

Tier 2 deferrals: All fees deferred that do not qualify as Tier 1 deferrals will be considered Tier 2 deferrals. The amounts in the Accounts comprised of Tier 2 deferrals will have an annual rate of return equal to a floating rate equal to the Prime Rate as reported in the Wall Street Journal minus 3 percentage points.

These amendments also changed the Directors’ Plan to provide that after reaching age 65, a director may no longer defer receipt of fees. However, all fees previously deferred will continue to have the rates of return as provided above.

Directors’ Split Dollar Agreements

On August 24, 2000, in order to help finance the interest to be paid on the directors’ deferred compensation, we entered into separate Split Dollar Agreements with certain directors. The purpose of the Split Dollar Agreements was to encourage each director to remain in service to the Company.

Under the Split Dollar Agreements, the Company owns an insurance policy on each director’s life and maintains all ownership rights in such policy, except for those rights specifically granted to the director. All premiums due on the insurance policy are paid by the Company. We agreed to pay each director a portion of the death benefits under his policy. Upon the director’s death, we will be the direct beneficiary of insurance proceeds equal to the greater of (a) the cash surrender value of the policy; (b) the aggregate premiums paid on the policy by the Company, less any outstanding indebtedness owed to the insurer; and (c) the total death proceeds less the “split dollar amount.” The “split dollar amount” means $100,000 increased by 4% on each successive yearly anniversary of each Split Dollar Agreement until the director’s termination of service. Any remaining insurance proceeds pass to the director’s designated beneficiary.

If a director’s service terminates prior to the date he reaches 72, other than following a change in control or on account of disability (as those events are defined in the Split Dollar Agreements), then the director will have no rights in the insurance policy. “Change of control” is defined as the acquisition by one person or entity of an aggregate of 50% or more of our outstanding voting common stock. If a director’s service terminates after he reaches age 72, we must maintain the insurance policy in full force and cannot amend or limit the director’s interest in it. We may, however, replace the insurance policy with a comparable one to cover the benefit provided under the Split Dollar Agreement.

The Company cannot sell, surrender or transfer ownership of an insurance policy while a Split Dollar Agreement is in effect without first giving the director the option to purchase the policy for a period of 60 days from written notice of our intention. In such event, the purchase price will be equal to the greater of the policy’s cash surrender value or the premiums paid (less any outstanding indebtedness owed to the insurer).

Income is imputed to the directors as required under applicable tax laws. The Company pays the directors an amount sufficient to cover any federal or state taxes payable that are attributable to the imputed income.

The Split Dollar Agreements may be terminated only by a written agreement signed by the director and the Company. However, termination will automatically occur upon a director’s termination of service prior to reaching the age of 72, other than following a change of control or a period of disability.

The following individuals are included in the plan:

	Initial Split Dollar Death Benefit	Projected Post- Retirement Death Benefit

Walter M. Burch	$100,000	$173,168

Gary Griffin	100,000	277,247

Harold K. James	100,000	246,472

Paul D. Lister	100,000	194,790

David M. Rogers	100,000	288,337

C. Don Wall	100,000	180,094

EXECUTIVE OFFICERS

The following persons are our executive officers:

Name	Age	Title	Officer Since
Kenneth M. Harper	44	President and CEO of Greer Bancshares and the Bank	2004

J. Richard Medlock, Jr.	52	EVP and Chief Financial Officer of Greer Bancshares and the Bank	1988

Victor K. Grout	52	EVP and Commercial Banking Manager of the Bank	2005

Business Experience of Executive Officers

Mr. Harper was elected Chief Executive Officer of Greer Bancshares and the Bank effective February 1, 2008, upon the retirement of Dennis Hennett. Previously, he had served as President of the Bank since July 2004 and President of Greer Bancshares since January 2005. Mr. Harper has served on the Company’s Board of Directors since July of 2004.

Mr. Medlock is an Executive Vice President and the Chief Financial Officer of the Bank and Greer Bancshares. He has been with the Company since 1988. From 1992 through December 2004, he was Senior Vice President and Chief Financial Officer of the Company. He was named an Executive Vice President in January 2005.

Mr. Grout is an Executive Vice President and Commercial Banking Manager of the Bank. He was hired by the Bank in 2005, and was Senior Vice President and Commercial Banking Manager until being named an Executive Vice President in January 2007. From 2002 until joining Greer State Bank, he served as area commercial executive at National Bank of South Carolina and as a senior commercial lender at Branch Bank & Trust.

Family and Other Relationships

The only family relationships among executive officers and directors are as follows:

•

David Rogers (director) is married to the sister of Roger Sims’ wife. Mr. Sims, who resigned effective January 24, 2008, headed up the Bank’s Greer Financial Services division and was an executive officer of the Company; and

•	Gary M. Griffin is the brother-in-law of William S. Harrill, Jr., a senior vice president of the Bank.

None of the executive officers serve as directors of other for-profit companies.

EXECUTIVE COMPENSATION

Introduction

Throughout this proxy statement, the two individuals who served as our Chief Executive Officer during fiscal 2008, as well as the other individuals included in the “Summary Compensation Table” below, are referred to as the “named executive officers.” Also, we refer to Greer Bancshares Incorporated as “Greer Bancshares,” its subsidiary, Greer State Bank, as the “Bank,” and to Greer Bancshares and the Bank collectively as “we” or the “Company.”

Compensation/Human Resources Committee

The compensation/human resources committee of our Board of Directors, which we refer to as the “Committee,” is responsible for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Committee seeks to insure that the total compensation paid to our executive officers is fair, reasonable and competitive.

In 2008, the Committee was comprised of five directors: Gary Griffin (Chairman), Raj Dhillon, R. Dennis Hennett, Harold K. James and David M. Rogers. We have no written requirement that directors serving on the Committee be independent. However, all of the current members of the Committee, except Mr. Hennett, are considered “independent” pursuant to the NASDAQ Rules.

Our Chief Executive Officer typically meets with the Committee. He may present recommendations from executive management, present recommendations regarding employee compensation, and participate in discussions affecting the compensation of all employees except his own. Periodically, our Human Resources Officer, Rick Danner, also meets with the Committee to review employee performance and other personnel issues.

Role of Executives in Establishing Compensation

The Committee typically meets in November of each year to receive information and recommendations from our Chief Executive Officer and our Human Resources Officer regarding performance and compensation issues. At this meeting, the Committee:

•	reviews our year-to-date financial performance relative to our budgeted goals for the year;

•	receives updates on employee performance and recommendations, if any, for promotions;

•	receives recommendations for annual percentage payroll increases; and

•	receives tentative recommendations for annual incentive compensation awards, if any, based on our financial performance and an officer’s individual performance year-to-date.

Final incentive compensation awards are then determined in January of the following year when the Company’s financial performance for the previous year is determinable.

Our Chief Executive Officer typically attends meetings of the Committee, where he routinely presents data and makes recommendations on compensation matters affecting directors and employees. However, he does not participate in meetings or make any recommendations regarding his own compensation.

Our Human Resources Officer is responsible for implementation of the Company’s salary administration program. He conducts an annual personnel audit of each department and makes sure job descriptions are kept current, including those of the named executive officers, and that such descriptions accurately describe what employees are actually doing on the job. The Human Resources Officer also makes initial recommendations to the Committee as to which salary grades should be assigned to various positions. The Human Resources Officer supports the Committee administratively. He also participates in salary surveys on behalf of the Company and is responsible for obtaining compensation survey information for our use in setting employee compensation.

Committee Activity

During 2008, the Committee met four times. The Committee also met in January 2009 to consider and finalize 2008 incentive compensation. Among other things, the Committee:

•	approved corporate-wide target goals which were incorporated into specific individual incentive plans pursuant to our incentive compensation plan;

•	considered corporate and individual performance under the incentive compensation plan, and made no awards under the plan;

•	approved a small bonus payment to one named executive officer for 2008;

•	approved grants of stock options to certain named executive officers and other employees;

•	approved the promotion of certain executive employees;

•	approved an average cost of living increase for employees for 2009; and

•	received other miscellaneous reports.

Impact on Executive Compensation of TARP-related Restrictions

On January 30, 2009, the Company entered into agreements with the United States Department of the Treasury (the “Treasury”), whereby the Treasury purchased certain preferred securities of the Company as a part of its capital purchase program (the “Capital Purchase Program” or “CPP”) established by the Treasury under the Emergency Economic Stabilization Act of 2008 (“EESA”). Specifically, the Company issued and sold to the Treasury 9,993 shares of a new series of preferred stock, and a warrant to purchase 500.005 shares of another new series of preferred stock, each having a liquidation preference of $1,000 per share, all for an aggregate purchase price of $9,993,000 in cash.

As a result of our participation in the CPP, we became subject to certain executive compensation requirements under EESA, Treasury regulations, and the contract pursuant to which we sold such preferred stock. Those requirements apply to what the Treasury defines as our Senior Executive Officers (“SEOs”). Currently, those are the same officers who are our named executive officers set forth in the Summary Compensation Table below, excepting Mr. Hennett. Those requirements include:

•

Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks. EESA prohibits us from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

•

Risk Review. Treasury regulations require our compensation/human resources committee (the “Committee”) to review SEO compensation arrangements with our senior risk officers to ensure that such executives are not encouraged to take excessive risks. The regulations also require the Committee to meet at least annually with our senior risk officers to discuss and review the relationship between our risk management policies and practices and SEO compensation arrangements. The Committee has performed its initial review, and its conclusions are included in its certification which appears at the end of the “Executive Compensation” section. The Committee concluded that our compensation arrangements do not encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

•

Clawback. Under EESA, we are required to recover any bonus or incentive compensation paid to an SEO where the payment is later found to have been based on statements of earnings, gains or other criteria which proved to be materially inaccurate. Each SEO has entered into an agreement to abide by this provision.

•

Golden Parachutes. We are subject to a provision of EESA which limits the amounts that can be paid under change in control and similar arrangements which provide payments upon separation of service. In addition, EESA amended Section 280G of the Internal Revenue Code by expanding the definition of a parachute payment to include certain severance payments paid by reason of an involuntary termination or in connection with bankruptcy, liquidation or receivership of the employer. Each SEO has entered into an agreement to abide by the limits imposed by EESA for so long as the limit applies to us and to him.

•

Limit on Tax Deduction. We are subject to a provision of EESA and Treasury regulations which limit our tax deduction for compensation pay to any SEO to $500,000 annually. The provision of EESA amended the Internal Revenue Code by adding Section 160(m)(5). Such section imposes a $500,000 deduction limit.

•

SEO Agreements. In conjunction with the investment by the Treasury, each of our SEOs executed an agreement which reduces his compensation or other benefits to the extent necessary to comply with EESA requirements. The agreements will remain in effect for so long as Treasury owns any of our CPP securities.

We believe we have already complied with the requirements of EESA as originally enacted.

Effect of Treasury Department Guidelines Announced February 4, 2009

On February 4, 2009, the Treasury announced executive compensation guidelines (the “Treasury Guidelines”). The Treasury Guidelines contain expansive new restrictions on executive compensation for financial institutions and other companies participating in the CPP. The Treasury Guidelines generally continue the existing restrictions under EESA and add to them in several areas. Among other things, the Treasury Guidelines contemplate an absolute $500,000 annual compensation limit for senior executives. It appears that the limit would not apply to the Company and its executives, so long as the Company did not participate further in any Treasury financial aid programs. The Company does not anticipate doing so.

It should be noted, however, that the Treasury Guidelines are general in nature and appear to contemplate the issuance of new regulations by Treasury before they become effective. Further, many, but not all of the elements of the Treasury Guidelines were incorporated into the ARRA discussed below.

Effect of the American Reinvestment and Recovery Act of 2009

On February 17, 2009, President Obama signed into law the American Reinvestment and Recovery Act of 2009 (“ARRA”). ARRA contains expansive new restrictions on executive compensation for financial institutions and other companies participating in the CPP, including the Company. ARRA amends and restates the executive compensation and corporate governance provisions of EESA. ARRA effectuates many, but not all of the restrictions of the Treasury Guidelines and in several instances goes beyond the Treasury Guidelines. We currently comply with some of the new requirements of ARRA, and intend to comply with all other new requirements of ARRA promptly after the Treasury publishes applicable regulations. Some key features of the new executive compensation restrictions contained in ARRA include:

•

Prohibition on Bonuses. ARRA prohibits the payment of any “bonus, retention award, or incentive compensation” to our most highly-compensated employee for so long as the Treasury investment in the Company remains outstanding. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009. ARRA does not explain how to identify the most highly-compensated employees and does not define “incentive compensation.”

ARRA’s provisions do provide an exception to the ban on bonuses. “Long-term” restrictive stock is excluded from the ban, but only to the extent the value of such stock does not exceed one-third of the total amount of annual compensation of the employer receiving the stock, the stock does not “fully vest” until after all CPP-related obligations have been satisfied, and any other conditions which the Treasury may specify have been met.

•

Shareholder “Say-on-Pay.” ARRA requires every company receiving CPP assistance to hold a non-binding shareholder vote to approve the compensation as disclosed in its proxy statement. We have included a say-on-pay proposal as Proposal 2 in this Proxy Statement.

•

Greater Restrictions on “Golden Parachute” Payments. EESA generally limited “golden parachute” payments to senior executives to 2.99 times the executive’s base compensation. However, ARRA now generally prohibits any payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason for so long as any CPP-related obligations remain outstanding.

•

Broader Bonus Clawback Requirements. EESA required participating companies to recover any bonus or other incentive payment paid to a senior executive officer if such payments were based on materially inaccurate financial or other performance criteria. ARRA extends this recovery to the next twenty most highly compensated employees.

•

New Certification Requirements. ARRA requires the CEO and CFO of any publicly-traded CPP-participating company to provide a written certification of compliance with the executive compensation restrictions in ARRA in the Company’s annual filings with the SEC. Implementation of these provisions awaits Treasury regulations.

•

Luxury Expenditures Policy. ARRA requires each CPP-participating company to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

ARRA requires both the Treasury and the SEC to issue rules and regulations to implement the new executive compensation restrictions. Many aspects of these restrictions will not be clear until such rules and regulations are published. Currently, it is unclear when the Treasury intends to publish the implementation rules. When such rules and regulations are published, the Committee and the Board intend to promptly make appropriate changes to the Company’s executive compensation programs in order to assure compliance.

Objectives and Design of Compensation Programs

Compensation Philosophy

Our compensation philosophy has been designed with the following general principles in mind:

•	Recruitment: We seek to provide compensation that attracts well-qualified banking professionals in an increasingly competitive environment.

•	Retention: We seek to provide compensation that is appropriate and structured to retain well-qualified banking professionals. Our compensation practices also seek to provide for career progression.

•

Reward: We seek to provide compensation that motivates employees to perform well and that offers incentives for excellent performance. Excellent performance includes, but is not limited to, compliance with all applicable laws, regulations and bank policies.

•

Interest of Shareholders: We seek to provide compensation that will align the named executive officers’ interests with the long-term interest of the shareholders. We believe that a portion of the named executive officers’ total compensation should be equity-based, serving to align named executive officer and shareholder interests and provide proper motivation for enhancing shareholder value.

•

Retirement: We seek to provide benefits that will aid eligible employees upon retirement. In addition, the Company, on occasion, has provided additional retirement benefits for key senior officers who have longer terms of service.

•

Market Reality: The banking industry is a competitive industry when it comes to the recruiting and retention of well-qualified banking professionals. In the end, the marketplace often dictates the compensation and benefits that are necessary to retain and properly reward a talented professional.

Primary Objectives and Design of Compensation Program

Our compensation program for executive officers is intended to achieve those broad objectives discussed under “Compensation Philosophy” above. More specifically, our executive compensation program has been designed to achieve three primary objectives: (1) to reward current corporate and individual performance through salary increases and opportunities for cash incentive bonuses; (2) to reward long-term corporate individual performance by granting executives stock options, restricted stock (in limited cases) and stock appreciation rights; and (3) to provide retirement benefits commensurate with our competitors in the form of our salary continuation plan, 401(k) plan and deferred compensation plan. The amounts and types of compensation paid in 2008, as described in detail below beginning with the “Summary Compensation Table,” fit into our overall compensation objectives by achieving these three primary objectives.

We do not target any specific relation between an executive’s cash and non-cash compensation. However, we believe executives should have the potential to earn a material portion of their total compensation from equity compensation. Our executive compensation program focuses our executive officers on enhancing shareholder value through their successful long-term strategic management. In addition to our incentive cash bonus program, we do this by providing executive officers with ownership interests in our Company in the form of stock options, and on a more limited basis, restricted stock. Since the ultimate value of the stock made available through these awards depends on the Company’s success, these equity awards provide executive officers continuing incentives to increase shareholder value after the award is granted. Restricted stock provides compensation to the executive if the Company’s stock maintains its value, and increased compensation if the value of the Company’s stock increases. By contrast, an executive obtains compensation from stock options only if the value of our stock increases from the date of grant.

Our equity compensation awards are also structured to retain our executives. Stock options typically vest over five years, though the Board has, at times, approved other vesting schedules.

In 2004, we entered into a Stock Appreciation Rights Agreement with our former Chief Executive Officer, R. Dennis Hennett. The agreement did not entail the granting of any shares of common stock or other equity interest to Mr. Hennett and is treated as a liability plan. However, like stock options and restricted stock, benefits are tied to the performance of the Company. As described in more detail below under “Other Compensation Plans—Stock Appreciation Rights Agreement,” compensation under the Stock Appreciation Rights Agreement was based upon increases in the book value of the Company (as defined in the Stock Appreciation Rights Agreement) and the meeting of a minimum target return on equity rate of 12 percent for the years prior to his retirement in February 2008.

Each of our named executive officer’s total compensation packages further includes benefits under our salary continuation plan, and for certain named executive officers who also serve as directors, our deferred compensation plan. These plans supplement the benefits available under our broad-based 401(k) plan, and foster the retention and stability of our executive management team. Generally, benefits under the salary continuation plan vest over ten years. The deferred compensation plan allows participation by directors after 30 days service on the Board, and participation terminates when the director ceases to serve as director for any reason. Upon a termination for cause, named executives participating in the salary continuation plan will receive no benefits.

In addition to our retirement plans, we provide change-in-control severance benefits and protections under the various plan agreements which we have entered into with our directors, as well as our executive and certain other officers. These change-in-control provisions generally require that two events occur prior to these provisions becoming applicable (i.e., they are “double trigger” provisions): an event effecting a change-in-control, and termination of the director or officer. These change-in-control provisions are discussed in the following sections: “Compensation of Directors—Directors’ Deferred Compensation Plan,” and “—Directors’ Split Dollar Agreements,” “Other Compensation Plans—Stock Appreciation Rights Agreement,” “—Retirement Plans—Salary Continuation Agreements,” and “Employment Agreements with Our Executive Officers—Employment Agreement with Kenneth M. Harper.”

These change-in-control severance benefits have been called into question by CPP-related executive compensation restrictions. In particular, the ARRA has broadened the definition of impermissible “golden parachutes.” Although we are awaiting clarifying regulations from the Treasury which may permit some of our change-in-control arrangements with our named executive officers to operate, payments under such arrangements may be prohibited. Our named executive officers have all entered into agreements whereby they have waived any change-in-control in other payments to the extent the payments would violate CPP and other related executive compensation restrictions.

We entered into employment agreements with two of our named executive officers: R. Dennis Hennett, our former Chief Executive Officer, and Kenneth M. Harper, our current Chief Executive Officer. These agreements generally provide that Mr. Hennett served and Mr. Harper serves as an “at-will” employee of the Company who could be terminated in the Company’s discretion for any reason or for no reason. The details of these employment agreements are discussed below in “Employment Agreements with our Executive Officers.”

Determination of Specific Compensation

The Committee, in implementing our compensation program, must determine the level and composition of compensation for our named executive officers. The factors it considers include, but are not limited to, the following: (1) the Company’s financial performance as compared to the performance of other comparable financial institutions; (2) the individual named executive officer’s level of responsibility within our organization; and (3) competitive compensation data. In addition, the Committee considers our financial performance for the current year, including the business plan containing the financial performance goals measured primarily in terms of earnings per share, asset and loan growth, asset quality, return on assets and return on shareholders’ equity. The Committee also considers the financial budget for the upcoming year and the Company’s five year strategic plan, as updated. While all of these factors are not specifically weighted in the decision-making process, primary emphasis is placed on the Company’s performance during the previous year as compared to the internally-established goals. Although the Committee reviewed a number of objective factors in setting executive compensation for 2008, the final decision of the Committee was based on a subjective determination.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2008 and 2007. Our “named executive officers” include our two Chief Executive Officers who served during 2008, and our two most highly compensated executives (other than our Chief Executive Officers) during 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)

Kenneth M. Harper,	2008	213,000	(1)	—		—		—		1,218	(2)	26,160	(3)	240,378
President & CEO	2007	194,800	(1)	—		—		—		509	(2)	27,216	(3)	222,525

Victor K. Grout	2008	145,000		2,500	(4)	1,421	(5)	—		—		11,280	(6)	160,201
EVP (Bank)	2007	135,000		1,000	(4)	3,794	(5)	—		—		11,500	(6)	151,294

J. Richard Medlock, Jr.,	2008	125,500		—		1,421	(5)	—		—		5,920	(7)	132,841
EVP & CFO	2007	120,000		1,000		1,058		—		—		6,500	(7)	128,558

R. Dennis Hennett	2008	34,667	(8)	—		—		—		3,445	(2)	94,903	(11)	133,015
CEO (former)(8)	2007	209,500	(9)	—		—		164,842	(10)	3,411	(2)	14,916	(11)	392,669

[1]

Includes directors’ fees of $18,000 paid in 2008 and $14,800 in 2007 to Mr. Harper. Also includes amounts deferred under the Directors’ Deferred Compensation Plan of $18,000 in 2008 and $14,800 in 2007 by Mr. Harper.

[2]

Represents above market earnings on the deferred compensation balances of director fees pursuant to our Directors’ Deferred Compensation Plan. Above-market earnings represent interest earned on the deferred balance exceeding 120% of the applicable federal long-term rate, with annual compounding, as prescribed under section 1274(d) of the Internal Revenue Code.

[3]

Includes a car allowance, 401(k) plan employer match, country club dues and cell phone payments of $12,000, $7,920, $5,340 and $900 for Mr. Harper in 2008 and $12,000, $9,216, $5,100 and $900 in 2007, respectively.

[4]	Represents discretionary bonuses paid to Mr. Grout in 2008 and 2007 based on his job performance each year.
[5]

Reflects the dollar amount recognized for financial statement reporting purposes in 2008 for options granted, based on assumptions disclosed in Note 12, “Benefits Plans,” to our audited consolidated financial statements dated December 31, 2008.

[6]	Includes country club dues of $5,340 and 401(k) plan employer matches of $5,940 for Mr. Grout in 2008, and country club dues of $5,100 and 401(k) plan employer matches of $6,400 for Mr. Grout in 2007.
[7]	Includes country club dues of $860 and 401(k) plan employer matches of $5,060 for Mr. Medlock in 2008, and country club dues of $860 and 401(k) plan employer matches of $5,640 for Mr. Medlock in 2007.
[8]

Includes directors’ fees of $18,000 and salary for one month in 2008. Mr. Hennett retired as CEO of the Company and the Bank effective February 1, 2008, at which time Mr. Harper (who had served as President of the Company and the Bank during 2006 and 2007) became CEO of the Company and the Bank.

[9]	Includes directors’ fees of $1,100 paid in 2008 and $14,800 paid in 2007, and also includes $14,800 deferred under the Directors’ Deferred Compensation Plan in 2007.
[10]	This amount represents the accrual under the Stock Appreciation Rights Agreement.
[11]

Includes a car allowance of $600, payments of $40,000 under a salary continuation plan, disability insurance premiums of $222, payment of $20,000 under a consulting agreement and payments of $24,081 under a Stock Appreciation Rights agreement in 2008. The 2007 amount includes a car allowance, 401(k) plan employer match, and premium for disability insurance of $7,200, $8,648 and 2,668, respectively.

In the “Summary Compensation Table,” non-equity incentive plan compensation for Mr. Hennett reflects earnings under a Stock Appreciation Rights Agreement initiated in January 2004. The agreement, which rewarded Mr. Hennett for increases in our book value and return on equity prior to his retirement, is described in more detail under “Other Compensation Plans—Stock Appreciation Rights Agreement.”

Following Mr. Hennett reaching age 65 on August 3, 2007, he was paid his initial payment under the Directors’ Deferred Compensation Plan in October 2007. Such payment totaled $6,179. In 2008, he was paid $7,238 under the plan. Mr. Hennett’s participation in and benefits under the plan are described in more detail below under “—Retirement Plans—Non-Qualified Deferred Compensation.” The Directors’ Deferred Compensation Plan is described under “Governance of the Company—Compensation of Directors.”

Mr. Grout and Mr. Medlock have been granted stock options over the past two years under our 2005 Equity Incentive Plan. In 2008, Mr. Grout and Mr. Medlock were awarded: (i) options to purchase 5,000 shares each of the Company common stock at $11.75 per share, the market value of the shares on June 26, 2008, the date of grant; and (ii) options to purchase 1,750 shares each at $14.50 per share, the market value of the shares on January 24, 2008, the date of grant. In 2007, Mr. Grout and Mr. Medlock were granted options to purchase 9,000 share and 2,500 shares, respectively, of our common stock at $21.75 per share, the market value of the shares on April 4, 2007, the date of grant. All such options vest over five years. No other stock options were granted nor any other equity awards made to our named executive officers during 2008 and 2007.

We have entered into an employment agreement with Mr. Harper. This agreement provides generally for the employment by the Company of Mr. Harper, as well as certain benefits. The agreement is discussed in more detail below under “Employment Agreements with our Executive Officer.” We have no other employment agreements with our executive officers.

Performance-based Incentive Compensation

In February 2006, the Committee approved an Incentive Compensation Plan that provides cash-based incentive compensation for senior management, including the named executive officers. The plan also encompasses departmental managers and line production personnel, including branch managers, consumer lenders, and commercial lenders. The plan establishes payout target levels for different levels of employees, assuming that the approved, budgeted financial targets are achieved for the year. If the budgeted goals are not reached, incentive compensation is appropriately prorated.

Pursuant to the Incentive Compensation Plan, goals for participants in the plan are established by participants’ managers and are approved by the Chief Executive Officer. The primary goals for each of the named executive officers were approved by the Committee. Individual goals were aligned with overall corporate strategies. Individual goals were weighted heavily (typically 65% or greater) for participating named executive officers toward achievement of the financial performance goals described below. The exception was Mr. Grout, our commercial loan manager, whose individual plan was weighted 40% with respect to the achievement of corporate goals, but whose incentive compensation was weighted 30% with respect to loan and deposit growth. Subjective criteria constituted a lesser amount (approximately 20% to 35%) of the individual’s goals. These subjective criteria included maintenance of a satisfactory credit rating and overall management effectiveness.

For 2007, the following target goals and objectives for the Company were established by the Committee:

Earnings per share:		$1.40

Net Income:		$3,500,000

Net Asset Growth:	Reaching $	394,652,000

Return on Average Equity:		14.65%

Compared to the plan’s targets, actual net income for 2007 totaled $2,605,625, or 74.4% of the total. Earnings per share and return on average equity were $1.05 and 11.13%, respectively. Total assets grew to $389,705,362 at December 31, 2007, compared to the goal of $394,652,000. Accordingly, no awards were made under the Incentive Compensation Plan to named executive officers for 2007.

For 2008, the following target goals and objectives for the Company were established by the Committee:

Earnings per share:	$1.36

Net Income:	$3,400,000

Return on Average Equity:	13.39%

The Company reported a net loss for 2008. Accordingly, no awards were made under the Incentive Compensation Plan to named executive officers for 2008.

The Company has paid relatively small cash bonuses over the past two years to some of the named executive officers. In 2007, bonuses of $1,000 each were paid to Mr. Grout and Mr. Medlock. In 2008, a bonus of $2,500 was paid to Mr. Grout. Mr. Harper has received no cash bonuses over the past two years.

Also, small grants of options were awarded to Mr. Grout and Mr. Medlock during the past two years. In 2007, Mr. Grout and Mr. Medlock received options for 9,000 shares and 2,500 shares, respectively. In 2008, Mr. Grout and Mr. Medlock received a grant of options for 6,750 shares each.

Effect of ARRA and Related Compensation Restrictions on Incentive Awards

As discussed above, the CPP-related executive compensation restrictions promulgated by Congress and the Treasury may prohibit performance awards for our named executive officers. In particular, the ARRA appears to prohibit any sort of bonus payment to the Company’s most highly compensated employee, who currently is Mr. Harper. Although we await clarification in rules to be promulgated by the Treasury, it appears likely that such awards will be prohibited in the future. The ARRA does permit performance payments in the form of restricted stock, which vests over time and may not fully vest so long as the Treasury maintains an investment in the Company.

Further, the EESA and related Treasury rules prohibit the Company from maintaining compensation arrangements for our senior executive officers which incentivize them to take excessive or unreasonable risks. Accordingly, as a result of these provisions, recipients of CPP funds such as the Company must be careful in structuring any performance based awards. These provisions could force the elimination or severe curtailment of incentive programs for all of our senior executive officers.

At its meeting on March 17, 2009, the Committee voted to eliminate all existing incentive compensation programs for our named executive officers in order to assure compliance with the ARRA and Treasury executive compensation rules. It is the Committee’s intention to study the new rules to be promulgated by the Treasury and then seek to restructure the Company’s executive compensation programs appropriately.

Stock Options

The following table presents information regarding stock options previously granted to our named executive officers and outstanding at December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date
Kenneth M. Harper	40,000	10,000	(2)	15.50	09/23/2014	(2)
	1,000	—		27.50	11/17/2015	(3)

Victor K. Grout	3,000	2,000	(3)	25.00	07/11/2015
	1,800	7,200	(4)	21.75	04/04/2017
	—	1,750	(5)	14.50	01/24/2018
	—	5,000	(6)	11.75	06/22/2018

J. Richard Medlock, Jr.	1,675	1,125	(7)	18.67	10/01/2013
	4,000	1,000	(8)	15.50	09/23/2014
	3,700	—		27.50	11/17/2015
	500	2,000	(9)	21.75	04/04/2017
	—	1,750	(5)	14.50	01/24/2018
	—	5,000	(6)	11.75	06/26/2008

[1]	Exercise prices presented have been adjusted as applicable to reflect stock splits occurring subsequent to the date of grant.
[2]	Right to acquire shares under stock option vests 10,000 shares on September 23, 2009.
[3]	Right to acquire shares under stock option vests 1,000 shares per year on July 11, 2009 and 2010.
[4]	Right to acquire shares under stock option vests 1,800 shares per year for the remaining four years that began April 4, 2008.

[5]	Right to acquire shares under stock option vests 350 shares per year for five years beginning January 24, 2009.
[6]	Right to acquire shares under stock option vests 1,000 shares per year for five years beginning June 26, 2009.
[7]	Right to acquire shares under stock option vests 375 shares per year for the remaining three years that began October 1, 2008.
[8]	Right to acquire shares under stock option vests 1,000 on September 23, 2009.
[9]	Right to acquire shares under stock option vests 500 shares per year for the remaining four years that began April 4, 2008.

Other Compensation Plans

Stock Appreciation Rights Agreement

On July 13, 2004, we entered into a Stock Appreciation Rights Agreement with R. Dennis Hennett, which we refer to as the “SAR.” Under the SAR, Mr. Hennett was granted certain rights to participate in the increase in the book value of our common stock. The SAR had an effective date of January 1, 2004.

The SAR provided that we establish a Stock Appreciation Rights Account (the “Account”) on our books. The Account was not funded by the Company, and was used only as a measuring tool to determine the benefits to which Mr. Hennett is entitled. Neither the SAR nor the Account involves the purchase, sale or issuance of any stock or any rights with respect to stock and is treated as a liability plan. All benefits payable to Mr. Hennett will be paid by the Company in cash. The benefits are calculated based upon the number of shares of “Phantom Stock” credited to the Account. Phantom Stock represents a hypothetical number of shares of our common stock awarded to Mr. Hennett and credited to the Account. The number of shares of Phantom Stock credited to the Account was tied to the appreciation in the book value of our common stock.

The Account was credited with an initial award of 19,750 shares of Phantom Stock, as adjusted for the three-to-two stock split on March 1, 2004.

So long as Mr. Hennett remained employed with us and we achieved a minimum of 12% return on equity for the immediately preceding year, additional shares of Phantom Stock were credited to the Account. No Phantom Stock credits to the Account were made for a year if the return on equity threshold was not reached. No credits were made to the account for 2007, or after January 1, 2008.

On December 31st of each year, and prior to payment of any benefits, the value of the Account was determined by totaling the value of all shares of Phantom Stock credited to the Account. The value of each share of Phantom Stock was the amount (if any) by which the current price per share exceeded such share of the Phantom Stock’s initial price per share. The initial price per share was defined as the book value per share on the first day of the year for which a Phantom Stock award was credited to the Account (with the exception of the initial award, which was given an initial price per share of $7.68). The current price per share was defined as the book value per share at the date of valuation. Book value per share was defined as the total shareholders’ equity as it appears on our consolidated balance sheet (excluding unrealized gains or losses in our investment portfolio) plus the cumulative cash dividends paid to shareholders after the effective date of the SAR, divided by the total number of shares of our common stock. The current price per share could never be less than the initial price per share.

Lifetime Benefits

Upon Mr. Hennett’s retirement on January 31, 2008, the benefit payable to Mr. Hennett was the value of the Account determined as of that date, or $224,563. This benefit is payable in 180 equal consecutive monthly installments of $2,006.73, including interest at an annual rate of 7%, compounded monthly. The payments commenced on February 1, 2008.

Death Benefits

If Mr. Hennett dies after payments have commenced under the SAR but before all payments have been received, we will pay the remaining benefits to his beneficiary at the same time and in the same amounts as they would have been paid had he survived.

Other Provisions

The SAR contains a covenant providing that Mr. Hennett will not compete with us while he is receiving any benefit under the SAR. If Mr. Hennett violates the covenant, he will forfeit all benefits.

The SAR is an unfunded arrangement, and Mr. Hennett and any beneficiary are general unsecured creditors of the Company for payment of benefits. Any insurance on Mr. Hennett’s life that we may obtain in connection with the SAR is a general asset of the Company to which Mr. Hennett and any beneficiary will have no preferred or secured claim.

2005 Equity Incentive Plan

On September 23, 2004, our Board of Directors approved the Greer State Bank 2005 Equity Incentive Plan, which we refer to as the “Equity Incentive Plan.” The terms of the Equity Incentive Plan were presented to and approved by our shareholders at our annual meeting of shareholders in April 2005. It was established to help recruit and retain officers, directors, and employees by allowing them to benefit from increases in the value of our common stock. The Board has the authority to determine which persons eligible under the Equity Incentive Plan receive stock awards, as well as the number and type of such awards. Options granted may be subject to such terms, conditions, or vesting periods as the Board deems appropriate.

The common stock that may be issued pursuant to stock awards under the Equity Incentive Plan was initially limited to 250,000 (subject to adjustment due to certain recapitalizations, dissolution, liquidation, or other corporate events), but that number is subject to an automatic annual increase. Beginning with our 2006 annual meeting of stockholders and continuing for the next eight annual meetings, the number of shares available for issuance will be automatically increased by a number of shares equal to the least of (a) 2% of the diluted shares outstanding, (b) 20,000 shares of common stock, and (c) such lesser number of shares as determined by the Board. “Diluted shares outstanding” means the sum of (i) the number of shares of our common stock outstanding on the date of the particular annual meeting, (ii) the number of shares issuable on such date assuming the conversion of all outstanding preferred stock and convertible notes, and (iii) the additional number of dilutive common stock equivalent shares outstanding as the result of any options or warrants outstanding during the fiscal year, calculated using the treasury stock method.

Incentive stock options may be granted only to Company employees, while option awards other than incentive stock options (i.e., nonstatutory options) may be made to employees, directors, and certain consultants. Any 10% stockholder cannot receive an incentive stock option unless its exercise price is at least 110% of the fair market value of the common stock subject to the option on the date of the grant, and unless the option is limited to an exercise date of five years after the date of grant. No employee can receive options covering more than 100,000 shares of common stock during any calendar year. Moreover, consultants are not eligible to receive a grant unless the Bank has complied with certain provisions of applicable securities laws.

Generally, incentive stock options may not be exercised more than ten years after the date of grant. The exercise price for a stock option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of the grant (unless the option was assumed or being substituted for another previously granted option). Other than in connection with a corporate recapitalization, the option price may not be reduced after the date of the grant. Further, to the extent that the aggregate fair market value (determined at the time of grant) of common stock with respect to which incentive stock options are exercisable for the first time by any option holder during any calendar year exceeds $100,000, the options (or portions thereof) which exceed such limit will be treated as nonstatutory stock options.

If the employment of an option holder terminates other than because of death or disability, he or she may exercise any outstanding option (to the extent entitled to exercise the option as of the date of termination) only until the earlier of three months after termination or expiration of the option. If an option holder’s employment terminates because of disability, he or she may exercise any outstanding option (to the extent entitled to exercise the option as of the date of termination) only until the earlier of twelve months after termination or expiration of the option. If an option holder’s employment terminates because of death or if the holder dies while holding a right to exercise an option, his or her estate may exercise the outstanding option (to the extent entitled to exercise the option as of the date of death) only until the earlier of eighteen months after the date of death or expiration of the option. In each case, if the option holder or the option holder’s estate does not exercise the option within the applicable period, the option will terminate.

The Board may suspend or terminate the Equity Incentive Plan at any time. Unless sooner terminated, the Equity Incentive Plan will terminate on September 22, 2014.

Retirement Plans

Salary Continuation Agreements

Since 1997, we have entered into a number of Salary Continuation Agreements with executives. The purpose of the agreements is to provide retirement benefits in addition to participation in our 401(k) plans and to encourage the employees to remain with us, as the executives are members of management who contribute materially to our continued growth, development and future business success. Among the named executives with whom we have entered into Salary Continuation Agreements are R. Dennis Hennett and Kenneth M. Harper. Executive officers participating in this plan will receive monthly benefits for 180 consecutive calendar months. The benefit begins the first month following the executive’s termination of employment after his “normal retirement date.” “Normal retirement date” is defined as being the date upon which the executive attains 65 years of age. Payments due under the Plan are substantially offset by income from whole life policies owned by the Company.

Mr. Hennett’s Salary Continuation Agreement

Following Mr. Hennett’s retirement on January 31, 2008, he became entitled to a monthly payment of $3,333.33 which will continue for 180 consecutive calendar months. This is the benefit under his Salary Continuation Agreement.

If Mr. Hennett were to die before receipt of all of his life time benefit payments, then we will pay the remaining benefits to his beneficiary at the time and in the same amounts that the benefit would have been paid to Mr. Hennett had he survived.

Mr. Hennett’s Salary Continuation Agreement is an unfunded arrangement, and he is a general unsecured creditor of the Company with respect to the payment of benefits. We have procured life insurance in order to offset required payments under the Agreement. Any insurance on Mr. Hennett’s life that we obtained in connection with his Salary Continuation Agreement are general assets of the Company to which he and his beneficiaries have no preferred or secured claim.

Mr. Harper’s Salary Continuation Plan

If Mr. Harper’s employment terminates on or after he reaches age 65, for any reason other than death, then he will be entitled to $50,000 annually, paid in equal monthly installments following such termination, for a period of 15 years. This benefit is considered Mr. Harper’s normal retirement benefit.

If Mr. Harper’s employment terminates before he reaches age 65, for reasons other than death, disability, termination for cause, or following a change in control (as defined above), we will pay an early retirement benefit. The benefit would be calculated as the amount set forth in a vesting schedule for the plan year (defined as the twelve-month period beginning on November 1 and ending October 31), where Mr. Harper becomes 10% vested in the total benefit for each plan year until he becomes 100% vested. We will pay the calculated benefit in 180 equal consecutive monthly installments, beginning on the first day of the month after Mr. Harper reaches age 65.

If Mr. Harper’s employment terminates because of disability before he reaches age 65, we will pay the amount set forth in the vesting schedule for the plan year during which termination occurs. We will pay the benefit in 180 equal consecutive monthly installments, beginning on the first day of the month following termination.

If Mr. Harper’s employment terminates within two years following a change in control, we will pay the benefit determined by vesting him in 100% of the normal retirement benefit described above. We will pay the benefit in a lump sum present value payment based on the discount rate then in effect within 60 days following termination.

As previously discussed above, the payouts under the salary continuation plans’ change in control provisions may be prohibited by the ARRA and related Treasury rules. The ARRA broadened the definition of “golden parachute,” and the change in control payments under Mr. Harper’s salary continuation plan may be affected. Mr. Harper has entered into an agreement with the Company in which he has waived any payment which would violate the CPP and other TARP-related executive compensation restrictions.

Death Benefits of Kenneth M. Harper

If Mr. Harper dies while employed with the Company, but before he has exercised any of the lifetime benefits set forth above, then we will pay a benefit calculated based on either the accrual balance (for the first ten years of service) or the normal retirement benefit (after completion of ten years of service). “Accrual balance” is a defined term in Mr. Harper’s Salary Continuation Agreement. We will pay the benefit in 180 equal consecutive monthly installments, beginning 30 days after the date of death.

If Mr. Harper dies after he has begun receiving the lifetime benefit payments described above (but before he has received all such payments), then we will pay the remaining benefits to his beneficiary at the same time and in the same amounts that the benefit would have been paid to Mr. Harper had he survived.

If Mr. Harper dies after termination of his employment, but prior to commencement of benefit payments, then we will pay the same benefit payments to his beneficiary to which he would have been entitled, except that the payments will commence within 30 days after the date of death.

Other Provisions

If we terminate employment for gross negligence or gross neglect of duties prior to a change of control; conviction of a felony; or fraud, disloyalty, or willful violation of any law or material Company policy, then no payments or benefits under the Salary Continuation Agreements will be due. No payments or benefits will be due if the employee makes any material misstatement of fact on any application for life insurance we purchase in connection with the Salary Continuation Agreements.

Mr. Harper’s agreement contains covenants providing that Mr. Harper will not compete with us while employed or while he is receiving any benefit under his Salary Continuation Agreement. If he violates the covenant, all benefits are forfeited.

If Mr. Harper’s Salary Continuation Agreement is terminated prior to a change in control, then we will pay his early retirement benefit described above in a lump sum within 60 days following termination. If Mr. Harper’s Salary Continuation Agreement is terminated after a change in control, then we will pay the change in control benefits described above within 60 days following termination. As previously discussed above, the payment of these benefits may be prohibited by the ARRA and related Treasury rules.

Mr. Harper’s Salary Continuation Agreement is an unfunded arrangement, and Mr. Harper and any beneficiaries are general unsecured creditors of the Company for payment of benefits.

401(k) Plan

Greer State Bank also maintains a defined contribution 401(k) plan for eligible employees of the Company. The 401(k) plan was adopted in 1992. Employees are eligible to participate in the plan upon attaining age 21 and completing 90 days of service. Eligible employees may contribute up to fifteen percent of their pay into the plan on a pre-tax basis. Highly compensated employees, including the named executive officers, are limited to contributing no more than six percent of their pay up to statutory limits, but subject to future cost of living increases. The Bank matches the employee’s contributions on a dollar for dollar basis for the first three percent of pay the employee contributes, and fifty cents on the dollar for the next two percent of pay the employee contributes. A six year vesting schedule applies to matching contributions. However, the Board decides each year whether to apply the “safe harbor” provision, through which immediate vesting occurs. Employees who are age 50 or older by the last day of the year may contribute an additional $5,000 (subject to future cost of living increases) to the plan if they first contribute the maximum allowed. All contributions to the plan must pass various discrimination tests.

Non-qualified Deferred Compensation

As described above under “Compensation of Directors—Directors’ Deferred Compensation Plan,” our directors may participate in our Directors’ Deferred Compensation Plan established in 1995. As directors, Mr. Hennett and Mr. Harper may participate in the plan. Under the plan, participants may defer the payment of Board fees and earn interest at a rate equal to the Company’s return on average equity (with a minimum interest rate of five percent and a maximum of ten percent for Tier I deferrals, and the prime interest rate minus three percent for Tier II deferrals.) Except for certain extraordinary events, payments of the deferred amounts and earnings will be made upon a participant reaching age 65. Accordingly, the purpose of providing the deferred compensation benefit to certain of our executive officers is to retain the continued service of these officers, and grant them a tax effective retirement benefit.

Upon Mr. Hennett reaching age 65 on August 3, 2007, he began to receive the pay out as allowed by the plan. The plan provides several methods of payment from which participants can choose, and Mr. Hennett elected to receive payments over fifteen years. Based on the calculation stipulated in the plan, we paid Mr. Hennett $6,179 in October 2007, after he reached age 65. We will continue to make annual payments to Mr. Hennett through August 2021 in amounts determined by the plan.

Mr. Harper participates in our Directors’ Deferred Compensation Plan. As discussed above, the ARRA and other CPP-related executive compensation restrictions may prohibit a payout to Mr. Harper in the event of a change in control. Mr. Harper has entered in an agreement with the Company to waive any compensation – which would include a payment under the Deferred Compensation Plan – which would violate CPP-related executive compensation restrictions.

Perquisites and Other Personal Benefits

Perquisites. We provide our executives with certain perquisites that the Committee believes are reasonably consistent with our overall compensation program and are attractive components of the total pay package in hiring and retaining executives in key positions. Many, if not all, of these benefits, such as automobile expenses, are related to the performance by the named executive officer of his duties. The Committee periodically reviews the level of perquisites provided to the named executive officers. These perquisites are described in the footnotes to the “Summary Compensation Table.”

Other Personal Benefits. The Bank provides a death benefit of $35,000 on life insurance to Mr. Grout.

Employment Agreements with Our Executive Officers

Employment Agreement of Kenneth M. Harper

On September 8, 2004, the Bank entered into an agreement, effective July 7, 2004, with Kenneth M. Harper to establish the terms of his employment as the Company’s President. We refer to this agreement as the “Harper Employment Agreement.” The Harper Agreement was subsequently amended on February 22, 2007 and December 30, 2008. In exchange for Mr. Harper’s services and best efforts on our behalf, we have agreed to provide him the following compensation and fringe benefits:

•	One-time signing bonus of 200 shares of our common stock;

•	Base salary, payable in monthly installments or more frequently as we may determine, which amount may be increased from time to time by written agreement;

•	The Board, in its discretion, may provide Mr. Harper with incentive compensation;

•	Participation in our group term life insurance program, the health insurance program, the disability insurance program, the qualified retirement plan, and the long-term care plan;

•	Payment of dues at Thornblade Country Club;

•	Automobile allowance;

•	Cell phone allowance;

•	Annual dues for one local civic club mutually agreed upon by the parties;

•	One annual physical examination;

•	Twenty days of paid vacation; and

•	Up to ninety days of paid sick leave.

Information on the specific amounts of compensation paid to Mr. Harper during 2008 and 2007 is available in the “Summary Compensation Table.”

We also agreed to provide Mr. Harper with an option to purchase 50,000 shares of its common stock pursuant to the terms of an applicable incentive stock option plan. We further agreed to enter into a salary continuation agreement.

Mr. Harper’s employment may be terminated either by him or by the Company, for any reason or for no reason, upon 180 days’ prior written notice to the other party. Moreover, we have the right to immediately terminate Mr. Harper’s employment for cause.

If Mr. Harper voluntarily terminates his employment or is terminated without cause within two years of a change of control, he will fully vest in his salary continuation plan. In addition, Mr. Harper will be entitled to receive either a cash payment of 2.999 times his W-2 compensation from the prior year or full vesting of his incentive stock options.

As previously discussed above, the payouts under the employment agreement may be prohibited by the ARRA and related Treasury rules. The ARRA broadened the definition of “golden parachute,” and Mr. Harper’s employment agreement may be affected. Mr. Harper has entered into an agreement with the Company in which he has waived any payment which would violate the CPP and other TARP-related executive compensation restrictions.

Mr. Harper also agreed to limited non-solicitation and non-competition covenants, each of which is to be effective for one (1) year after his termination of employment. Finally, Mr. Harper has agreed not to disclose certain confidential information of the Company, whether during or after his employment.

Consulting Agreement with Mr. Hennett

Effective February 1, 2008, Mr. Hennett and the Bank entered into an agreement whereby he would provide certain consulting services to the Bank. These include ongoing training and education of directors, assistance with special projects, marketing and community relations. For such services, Mr. Hennett is to be paid $10,000 upon execution of the agreement, and $6,250 quarterly over the two year term.

EESA CERTIFICATION OF THE COMPENSATION/HUMAN RESOURCES COMMITTEE

The Compensation/Human Resources Committee certifies that it has reviewed with senior risk officers the senior executive officer incentive compensation arrangements and has made reasonable efforts to insure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution.

Submitted by the Compensation/Human Resources Committee of the Board of Directions.

Gary M. Griffin, Chairman

Raj K.S. Dhillon     Harold K. James     David M. Rogers

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 2 on the Proxy

RESOLVED, that the holders of common stock of Greer Bancshares Incorporated approve the compensation of the Company’s executives as described in the Summary Compensation Table (at page 17 of this Proxy Statement) and the other executive compensation tables and related discussion (which appear at pages 11 to 27 of this Proxy Statement).

In proposal 2 to the Proxy, the Board of Directors seeks your endorsement of the compensation of the top executive officers of the Company which is described in this Proxy Statement. This proposal, commonly known as “say-on-pay,” gives you as a shareholder the opportunity to express your judgment of the compensation of our named executive officers by voting to approve or not to approve such compensation.

On February 13, 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was passed by the United States Congress and signed into law by President Obama on February 14, 2009. The ARRA requires, among other things, all participants in the Troubled Asset Relief Program (“TARP”) to permit a non-binding shareholder vote to approve the compensation of the Company’s top executives. In response, we are asking you to approve the compensation of the Company’s named executive officers as described under “Executive Compensation.” Under the ARRA, your vote is advisory and will not be binding upon our Board. However, our compensation/human resources committee may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board believes that compensation of the named executive officers has been competitive, and reasonable. Over the last two years, less than $5,000 in bonuses or other cash incentive compensation have been paid in the aggregate to our named executive officers. Moreover, the compensation paid to such officers has been less than our peer banks in our market area.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2, AND IN FAVOR OF APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE SUMMARY COMPENSATION TABLE AND THE OTHER EXECUTIVE COMPENSATION TABLES AND RELATED DISCUSSION DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 20, 2009 information with respect to the common stock owned beneficially by each of the directors and nominees individually, by the named executive officers, by all directors and executive officers of the Company as a group, and by each person known to us to hold at least 5% of the Company’s common stock. The address of each person or group is 1111 West Poinsett Street, Greer, South Carolina 29650, unless otherwise specified.

Name	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Class (3)
Mark S. Ashmore	6,667		*

Steven M. Bateman	3,100	(4)	*

Walter M. Burch	57,639		2.3%

Raj K. S. Dhillon	4,000		*

Gary M. Griffin	47,889	(5)	1.9%

Victor K. Grout	16,309		*

Kenneth M. Harper	43,800		1.7%

R. Dennis Hennett	5,177		*

Harold K. James	50,998	(6)	2.0%

Paul D. Lister	125,242	(7)	5.0%

J. Richard Medlock, Jr.	19,541		*

David M. Rogers	15,076		*

Theron C. Smith, III	10,620	(8)	*

C. Don Wall	143,182	(9)	5.7%

All Directors/Executive Officers as a Group (14 persons)	549,235		21.2%

*	Less than 1%.
[1]

Under the rules of the Securities Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose of or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of our stock beneficially owned, and no such shares are pledged as security.

[2]

Amounts disclosed include shares that may be acquired within the next 60 days by exercising vested stock options, as follows: Mr. Ashmore – 1,500; Mr. Burch – 1,500; Mr. Griffin – 10,500; Mr. Harper – 41,000; Mr. James – 12,000; Mr. Lister – 1,500; Mr. Rogers – 6,000; Mr. Smith – 9,000; Mr. Wall – 9,000; and Mr. Grout – 5,150; Mr. Medlock – 10,225.

[3]

The calculation is based on 2,486,692 shares of common stock, which is the actual number of shares outstanding as of March 20, 2009. Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, percentages of total outstanding shares have been computed on the assumption that shares of common stock that can be acquired within 60 days upon the exercise of options by a given person or group are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.

[4]	Includes 1,650 shares held by Mr. Bateman’s spouse and 300 shares each held by his two sons.
[5]	Includes 3,021 shares owned by Mr. Griffin’s spouse, 11,894 shares owned by Mr. Griffin’s children and 7,990 shares owned by a trust for which he is custodian.
[6]	Includes 23,380 shares owned by a company in which Mr. James has an ownership interest and 283 shares owned by Mr. James’ spouse.

[7]	Includes 26,440 shares owned by Mr. Lister’s spouse.
[8]	Includes 385 shares owned by Mr. Smith’s son.
[9]	Includes 58,540 shares owned by Mr. Wall’s spouse and 59,866 shares owned by companies of which Mr. Wall is majority owner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with Related Parties

General

Carter, Smith, Merriam, Rogers & Traxler, P.A. provided professional legal services to the Company in 2007 and 2008. David M. Rogers, a member of the Board of Directors, is an attorney with the Carter, Smith, Merriam, Rogers & Traxler, P.A. law firm. The legal services provided to the Company were at prices and on terms comparable to those provided to the firm’s other clients.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with officers, directors, shareholders, and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. Such loans have not involved more than normal risks of collectability, nor have they presented any other unfavorable features.

Some of the Company’s directors and officers are at present, as in the past, customers of the Bank, and the Company has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers and their affiliates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectability or present other unfavorable features.

Mr. Hennett and the Bank entered into an agreement, which became effective following his retirement on February 1, 2008, whereby Mr. Hennett will provide certain consulting services to the Bank. These will include ongoing training and education of directors, assistance with special projects, marketing and community relations. For such services, Mr. Hennett was paid $10,000 upon execution of the agreement, and will be paid $6,250 quarterly over the two year term.

Legal Proceedings

There are no legal proceedings to which any of the Company’s directors or executive officers, or any of their affiliates, is a party that is adverse to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all executive officers and directors have made timely filings of Statements of Beneficial Ownership on Form 3, Form 4 and Form 5 during 2008, except the transactions listed below, for which a Form 4 was not filed within the required two days of the transaction:

(i)	Mr. Medlock reported on July 25, 2008 the award of options granted on June 26, 2008 for 5,000 shares.

(ii)	Mr. Grout reported on July 25, 2008 the award of options granted on June 26, 2008 for 5,000 shares and 1,750 shares granted on January 24, 2008.

(iii)	Mr. Dhillon reported on May 13, 2008 the acquisition of 1,000 shares on April 25, 2008.

AUDIT INFORMATION

Auditing and Related Fees

The audit committee of the Board engages the registered independent public accounting firm and approves the amount to be paid for audit services, audit-related services, tax services and all other services. The Board approves an annual budget for professional audit fees that includes all fees paid to the registered independent public accounting firm. Dixon Hughes PLLC was auditor of the Company’s financial statements for the years ended December 31, 2008 and 2007. The following table shows the fees paid or accrued for the audit and other services provided by Dixon Hughes PLLC for the fiscal years ended December 31, 2008 and 2007:

	Year Ended December 31, 2008	Year Ended December 31, 2007
Audit Fees	$92,910	$75,550

Audit Related Fees	8,284	4,715

Tax Fees	7,785	7,000

All Other Fees	—	7,800

Total	$108,979	$95,065

Audit Fees

This category includes aggregate fees billed and to be billed for professional services rendered by Dixon Hughes PLLC for the audit of the annual consolidated financial statements for the years ended December 31, 2008 and 2007 and for the limited reviews of the quarterly condensed consolidated financial statements included in the periodic reports filed with the SEC during 2008 and 2007.

Audit Related Fees

This category includes aggregate fees billed for audit related services. These services were primarily related to routine accounting consultations rendered by Dixon Hughes PLLC during the fiscal years ended December 31, 2008 and 2007.

Tax Fees

This category includes the aggregate fees billed and to be billed for tax services rendered by Dixon Hughes PLLC during the fiscal years ended December 31, 2008 and 2007. These services consisted primarily of tax compliance.

All Other Fees

This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Dixon Hughes PLLC during the fiscal years ended December 31, 2008 and 2007. These other services included assistance provided for documentation of internal controls related to the adoption of Section 404(a) of the Sarbanes-Oxley Act.

Pre-approved Services

The Company’s Audit Committee Charter stipulates that the audit committee will pre-approve all audit and non-audit services (subject to de minimis exceptions as defined by law for non-audit services) provided by the independent auditors in accordance with applicable regulations. The audit committee may delegate its authority to pre-approve non-audit services to one or more designated audit committee members. The decisions of the designated member(s) shall be presented to, and ratified by, the full audit committee at the next subsequent meeting. In 2008, all audit related services, tax services and other services were pre-approved by the audit committee.

Auditor Independence

The audit committee of the Board believes that the non-audit services provided by Dixon Hughes PLLC are compatible with maintaining the auditor’s independence. None of the time devoted by Dixon Hughes PLLC on its engagement to audit the Company’s financial statements for the year ended December 31, 2008 is attributable to work performed by persons other than Dixon Hughes PLLC employees.

Attendance of 2008 Auditors at Annual Meeting

A representative of Dixon Hughes PLLC will be present at the Annual Meeting and will have the opportunity to make a statement. Such representative will be available to respond to appropriate questions that shareholders may have.

Selection of 2009 Auditor

As of the date of this proxy statement, the audit committee has not contracted with a CPA firm to perform the 2009 audit of the consolidated financial statements.

Report of the Audit Committee of the Board of Directors

The audit committee of the Board of Directors is responsible for providing independent oversight of the Company’s accounting functions and internal controls. Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee has reviewed the audited consolidated financial statements for the year ended December 31, 2008 and has discussed the audited consolidated financial statements with management. The audit committee has discussed with the Company’s independent registered public accounting firm, Dixon Hughes PLLC, the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended). The audit committee has received written disclosures and the letter from Dixon Hughes PLLC required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with Dixon Hughes PLLC the auditor’s independence. Based on the above, the audit committee recommended to the Board that the audited consolidated financial statements be included in Greer Bancshares Incorporated’s Form 10-K for the fiscal year ended December 31, 2008 for the filing with the SEC.

The Audit Committee:

Steven M. Bateman, Chairman    Mark S. Ashmore    David M. Rogers    Theron C. Smith, III    Harold K. James

DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS

If shareholders wish a proposal to be included in the Company’s proxy statement and form of proxy relating to the 2010 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the Company no later than December 10, 2009. To ensure prompt receipt by the Company, the proposal should be sent by certified mail, return receipt requested. Proposals must also comply with SEC proxy rules relating to shareholder proposals in order to be included in the Company’s proxy materials.

Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in the Company’s proxy materials, must comply with the following requirements: proposals for director nominations must be delivered to the Company in accordance with the nomination guidelines which are discussed under “Governance of the Company—Committees of the Board.” Other proposals must be delivered between 60 and 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the shareholder notice must be delivered between 60 and 90 days prior to the annual meeting or within 10 days following the day on which public announcement of the date of the meeting is first made. All proposals must comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

AVAILABLE FINANCIAL INFORMATION

The Company will provide free of charge to any shareholder of record as of March 20, 2009 and to each person to whom this Proxy Statement is delivered in connection with the Annual Meeting of Shareholders, upon written request of such shareholder or person, a copy of the Company’s Annual Report on Form 10-K, including financial statements and financial statement schedules (but excluding exhibits), filed with the Securities and Exchange Commission. Any such request should be directed to Greer Bancshares Incorporated, Post Office Box 1029, Greer, South Carolina 29652, Attention: J. Richard Medlock, Jr., Chief Financial Officer.

Other Matters

We do not know of any other matters to be brought before the Annual Meeting of the Shareholders. However, if any other matters do properly come before the Annual Meeting of the Shareholders, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the persons voting the proxies.

By Order of the Board of Directors,

/s/ Walter M. Burch
Walter M. Burch
Greer, South Carolina	Chairman, Board of Directors
April 9, 2009	Greer Bancshares Incorporated

Annex A

Corporate Governance Committee Charter

I.	Purpose

The Corporate Governance/Nominating Committee (hereafter “Committee”) is an important Board Committee that will provide oversight and direction in several critical areas that affect the governance and operation of Greer Bancshares Incorporated, Greer State Bank, and Greer Financial Services (hereafter referred to collectively as the “Company”). The responsibilities of this Committee are more fully set forth below.

II.	Composition

This Committee shall be comprised of not less than 3 non-employee directors as determined by the Board and such other persons, including employee directors, as the Board deems appropriate. However, a majority of the membership of this Committee will be non-employee directors. The Committee may delegate any of its responsibilities to a subcommittee consisting of one or more of its members.

III.	Meetings

This Committee shall meet at least three times each fiscal year and at such other times as it deems necessary to fulfill its responsibilities. Meetings of the Committee may be called by the Chair of the Committee, the Chair of the Board, the Chief Executive Officer or President of the Company, or any two members of the Committee.

A majority of the Committee shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Committee. The Committee may also act by consent without a meeting.

IV.	Powers, Duties, and Responsibilities

This Committee shall have the following powers, duties, and responsibilities:

A.	Organization and governance

•

To evaluate and review with management and make recommendations to the Board regarding the overall effectiveness of the organization of the Board, the conduct of the Board’s business, and the relationship between the Board and management

•	To evaluate and review with management and make recommendations to the Board regarding the Company’s governance principles

•

To identify and bring to the attention of the Board and management current and emerging corporate governance trends, issues, and best practices that may affect the business operations, performance, or public image of the Company

•	To evaluate and review with management and make recommendations to the Board regarding any proposals properly submitted by shareholders to the Board

•	To evaluate and recommend to the Board amendments to the Articles of Incorporation and/or Bylaws of the Company that it believes are appropriate

B.	Board composition, committees, evaluation, and education

•

To review and make recommendations to the Board regarding the composition and organization of the Board, including its size, qualifications of directors, evaluation of director performance, and policies that affect director tenure or retirement

•	To review and make recommendations to the Board regarding the nature, composition, and duties of Board committees

•	To make recommendations to the Board regarding appointments to Board committees and election of committee chairs, including rotation, reassignment, or removal of any Board committee member

•

To review and recommend to the Board, based on criteria established by the Committee or required by the Board, qualified persons to be nominated in accordance with the Company’s bylaws for election or re-election to the Board.

•	To evaluate the performance of the Board and its committees at such times as the committee deems appropriate

•	To recommend to the Board, where appropriate, the removal of any Board member

•	To oversee the orientation of new directors and to oversee a process of continuing education for Board members

C.	Investments; Asset/Liability Management

•	To oversee the Bank’s investments in accordance with the Company’s Investment Policy.

•	To periodically review and make any recommendations to the Board that the Committee deems appropriate related to the Company’s Investment Policy

•	To oversee asset/liability management in accordance with the Company’s Asset/Liability Management Policy

•	To periodically review and make any recommendations to the Board that the Committee deems appropriate related to the Company’s Asset/Liability Management Policy

D.	Facilities; Real Estate

•	To review and recommend to the Board new sites for and construction of branch facilities and to oversee the acquisition of such approved sites and the construction of approved facilities

•	To review and recommend to the Board necessary repairs, enhancements, or modifications to existing facilities or real estate

•	To oversee any other matters affecting the real estate, facilities, or equipment of the Company

E.	Business Development; Marketing

•	To oversee, review, and recommend to the Board appropriate policies regarding business development and marketing

F.	Strategic Opportunities

•

To receive, review, and recommend to the Board appropriate actions in accordance with the Company’s Strategic Opportunities Policy with respect to strategic opportunities that may arise from time to time

•	To periodically review and make any recommendations to the Board that the Committee deems appropriate related to the Company’s Strategic Opportunities Policy

G.	Other

•	To review and recommend to the Board action with respect to other issues or matters that do not clearly fall within the purview of the Audit, Loan, or Compensation/Human Resources Committees

•	To retain, in the Committee’s sole discretion, independent legal counsel or other consultants or advisors as the Committee deems necessary to carry out its duties and responsibilities

•	To review this Charter periodically and to recommend to the Board such amendments to this Charter as the Committee deems appropriate

•	To perform any other activities necessary to carry out its responsibilities under this Charter or as requested by the Board

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY GREER BANCSHARES INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREER BANCSHARES INCORPORATED	1.	Election of four Directors for three year terms expiring at the 2012 Annual Meeting.
		For	Withhold	For All Except
		☐	☐	☐

The undersigned, hereby revoking all previous proxies, hereby appoints Gary M. Griffin, R. Dennis Hennett, Paul D. Lister and David M. Rogers, and each or any of them, proxies for the undersigned with the power of substitution, to vote all shares of common stock of Greer Bancshares Incorporated, Greer, South Carolina (the “Company”), held of record by the undersigned on March 20, 2009 at the Company’s Annual Meeting to be held May 14, 2009, and at any adjournments thereof, upon the matter listed below, as more fully set forth in the Proxy Statement, and in their discretion upon such other business as may properly come before the Annual Meeting and matters which are incidental to the conduct of the meeting.

Nominees to serve a term of three years:

Mark S. Ashmore, Harold K. James, Steven M. Bateman,
Raj K. S. Dhillon

INSTRUCTION:    To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.

To approve the following advisory (non-binding) proposal: “RESOLVED, that the holders of common stock of Greer Bancshares Incorporated approve the compensation of the Company’s executives as described in the Summary Compensation Table and the other executive compensation tables and related discussion.”

		For	Against	Abstain
		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

This proxy may be revoked prior to the exercise. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. WHERE NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE NOMINEES IN ITEM 1, AND FOR THE PROPOSAL IN ITEM 2.

Please be sure to sign and date this proxy in the box below.	Date

Sign above.

Detach above card, sign, date and mail in postage paid envelope provided.

GREER BANCSHARES INCORPORATED

PLEASE ACT PROMPTLY.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Your signature on this proxy should correspond with the name appearing on your stock certificate. When signing as a Personal Representative, Administrator, Trustee, Guardian, Attorney, etc. please indicate your full title. If stock is held jointly, each joint owner must sign.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.